Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas, NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                               www.theriviera.com









FOR FURTHER INFORMATION:
AT THE COMPANY:                                  INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                   Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                             (208) 241-3704 Voice
(702) 794-9442 Fax                               (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                    Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

                   RIVIERA REPORTS THIRD QUARTER 2002 RESULTS

         LAS VEGAS, NV - October 22, 2002 -- Riviera Holdings Corporation (AMEX:
RIV) today reported financial results for the third quarter ended September 30, 2002. EBITDA, as adjusted (Earnings Before Interest, Income Taxes, Depreciation, Amortization, loss on extinguishment of debt, and other, net) was $7.9 million, up $546,000 or 7.3 percent for the third quarter of 2002. Net revenues for the quarter were $48.6 million, down 4.8 percent from net revenues of $51.0 million in the third quarter of 2001. Income from operations was $3.5 million, up $497,000 or 16.5 percent from the third quarter of 2001.

         For both the quarter and the nine-month period of 2002, net income was affected by the loss on extinguishment of debt totaling $11.2 million or $3.28 per share. The costs included the call premium on the Company's refinanced 10 percent bonds and Riviera Black Hawk's refinanced 13 percent bonds, the write off of unamortized deferred loan costs associated with the refinanced bonds and the balance of the original issue discount on the 10 percent bonds. Furthermore, the quarterly net income was affected by approximately $2.3 million or $0.66 per share of additional interest expense, net incurred as a result of the defeasance / retirement of the debt. The nine-month period of 2002 was similarly affected. The net loss for the quarter was ($16.9 million) or ($4.89) per share compared with a net loss of ($2.5 million) or ($0.68) cents per share in the third quarter of 2001.

         For the nine-month period of 2002, EBITDA, as adjusted, was $26.3 million, down 5.0 percent from $27.7 million in the first nine months of 2001. Net revenues were $145.0 million, down 8.3 percent from net revenues of $158.1 million a year ago. Income from operations was $12.9 million, down $1.8 million from a year ago. The net loss for the first nine months was ($20.8 million) or ($6.04) per share compared with a net loss of ($3.2 million) or ($0.89) cents per share in the first nine months of 2001.

Third Quarter 2002 Highlights

*  Consolidated EBITDA increased by 7.3 percent to $7.9 million
* Riviera Las Vegas EBITDA, as adjusted, increased $1.0 million or 21.9 percent to $5.8 million
* Riviera Las Vegas occupancy was 92.5 percent compared with 93.2 percent in the third quarter of 2001, ADR (Average Daily Rate) increased $4.11 to $59.98
*  Riviera Black Hawk maintained market share in the third quarter
* Riviera Black Hawk contributed $3.3 million in EBITDA, as adjusted, a decrease of $339,000 or 9.3 percent from the third quarter of 2001
* Established $30 million revolver on July 26, 2002 for liquidity and funding of possible new venues
* Recorded a loss on extinguishment of debt of $11.2 million during the quarter for the payment of call premiums and write off of deferred loan fees and original issue discount on retirement of the old bonds
* An additional $2.3 million of interest costs, net was incurred as a result of defeasing of the old bonds

Riviera Las Vegas

         Bob Vannucci, President of Riviera Las Vegas said, "We are pleased with our 21.9 percent increase in EBITDA margins for the current quarter, especially since each month showed an increase over the prior year. Our revenue decline of $2 million, primarily in slots, was more than offset by the reduction in payroll of $1.5 million and casino marketing of $1.1 million.

         "Slot volume (coin-in) was down approximately 10.9 percent as the Las Vegas Strip experienced lower volumes in the third quarter of 2002 and increased Riviera convention room nights altered our occupancy mix compared to the prior year. Convention room nights were up 33.3 percent or 16,000 room nights for the quarter while long-haul leisure and gaming room nights decreased by a combined
13.9 percent or 14,600 room nights. Room occupancy was comparable to last year at approximately 93 percent. The additional convention room nights increased room rates by $4.11, accounting for the increase in room revenues, and stimulated the increase in food and beverage revenues.

         "The latest LVCVA report shows that year-to-date convention room nights were down 1.3 percent, while the number of conventions held increased by 18.5 percent. For the month of August, visitor volumes were flat, scheduled air passenger counts were down 5.1 percent and California drive in traffic was up
7.7 percent.

         "The Las Vegas market has seen an increase in small convention and group business. The flexibility of our convention space positions the Riviera to capitalize on that increase."

Riviera Black Hawk

         Ron Johnson, President of Riviera Black Hawk said, "Revenues for the third quarter were down $440,000, resulting in a disappointing decrease in EBITDA of $339,000. Although the Black Hawk market grew at a relatively healthy rate of 7.8 percent, it was substantially below the first six months' rate of
14.1 percent and below the 13.4 percent increase in the supply of slot machines introduced to the market with the opening of the Hyatt Casino in December of last year. Even with the decrease in revenues, our market share remained consistent with last year and was over 100 percent of our fair share of the market. The Denver area economy has been slowing down over the past year, which we feel has had some impact on consumer confidence and spending. We continue to monitor market conditions and have made several adjustments to our marketing programs to insure that we stay competitive."

Consolidated Operations and New Venues

         William L. Westerman, Chairman of the Board and CEO, said, "Obviously, the refinancing of our debt was very costly and drastically affected our bottom line and equity. However, we determined that it was essential that we take such action:
* The Black Hawk debt was extremely expensive with its 13 percent coupon and an EBITDA "kicker."
* The $175 million senior notes were maturing in two years and we did not want to be going to the market facing a maturity deadline.
* The high yield market was receptive to new issues in June when we went on our road show.
* Indeed, we were fortunate to have completed our solicitation only days before the stock and high yield markets were devastated by WorldCom and other corporate scandals.

         "We now have a firm foundation for our existing operations and future growth. For the next eight years, debt service consists primarily of $24 million interest expense on our new bonds. Most importantly, increased liquidity with our $30 million revolver is a major step in allowing us to go forward with proposed projects in Missouri and New Mexico.

         "We are encouraged by the fact that consolidated EBITDA, as adjusted, increased 7.3 percent from the prior year's quarter. We are especially pleased with our Las Vegas operations given the slower slot volumes experienced during the quarter. In Black Hawk, even with a slight decline in EBITDA, our margin was a very healthy 25 percent. Black Hawk's continued excellent EBITDA margins and return on investment motivates us to accelerate our expansion into new venues.

         "This has been a difficult year for our Las Vegas property and I want to congratulate Bob Vannucci and his team on achieving a 22 percent increase in EBITDA, as adjusted, in the current quarter even with a five percent decrease in revenues. The world economy, terrorism and the threat of war are not conducive to leisure travel. However, we believe that with continued tight cost controls and focused marketing programs we will see steady improvement at our Las Vegas property.

         "Our diversification efforts are proceeding with our recent endorsement by Jefferson County, Missouri for a casino/hotel development project located approximately 22 miles south of downtown St. Louis. We filed our formal application with the Missouri Gaming Commission on October 9, 2002 and look forward to presenting our project to the State of Missouri. However, we have been informed that the site selection process will not begin until early winter of 2003. Assuming we were to receive approval from the state regulators, construction work should start in 2003, with a completion date in 2005.

         "The  New  Mexico  Racing   Commission  is  currently   processing  our
application for a "racino" in Hobbs. We hope to appear before the Commission before the end of the year."

Safe Harbor Statement:
         The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known to it, involve significant risks and uncertainties including expansion timetables, hotel and casino market conditions, financing requirements, regulatory approvals and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2001 and Forms 10Q, S-4 and 8K filed during 2002. Actual results may differ materially.

About Riviera Holdings:
         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

                                --Tables Follow--

Riviera Holdings Corporation
Financial Summary
                                    Three Months Ended Sep. 30,              Nine Months Ended Sep. 30,
 ($ in 000s, except per share
           amounts)              2002       2001      Var      %Var      2002       2001       Var      %Var
                                 ----       ----      ---      ----      ----       ----       ---      ----
Net Revenues:
Riviera Las Vegas               $ 35,574  $ 37,567 $ (1,993)   -5.3%    $107,510   $121,634 $(14,124)  -11.6%
Riviera Black Hawk                13,038    13,478     (440)   -3.3%      37,454     36,438     1,016     2.8%
                                  -------   -------    -----             -------    -------    ------
  Total Net Revenues               48,612    51,045  (2,433)   -4.8%     144,964    158,072  (13,108)   -8.3%

Income From Operations:
Riviera Las Vegas                   3,071     1,709     1,362    79.7%     11,370     13,380   (2,010)  -15.0%
Riviera Black Hawk                  1,802     2,297      (495)  -21.5%      5,411      5,251      160     3.0%
                                   ------    ------     -----              ------     ------     ----
  Property Operating Income         4,873     4,006       867    21.6%     16,781     18,631   (1,850)   -9.9%

Corporate Expenses (1)            (1,363)     (993)     (370)   37.2%     (3,873)    (3,892)       19    -0.5%
                                  -------     -----     -----             -------     ------      ---
Income From Operations              3,510     3,013       497   16.5%      12,908     14,739   (1,831)  -12.4%

EBITDA, as Adjusted (2):
Riviera Las Vegas                   5,778     4,741     1,037   21.9%      19,943     22,552   (2,609)  -11.6%

Riviera Black Hawk                  3,310     3,649      (339)   -9.3%     10,005      9,009      996    11.1%
                                   ------    ------     -----             -------    -------  -------
  Property EBITDA, as Adjusted      9,088     8,390       698    8.3%      29,948     31,561   (1,613)   -5.1%
Corporate Expenses (1)             (1,145)     (993)     (152)  -15.3%     (3,657)    (3,892)     235    -6.0%
                                  -------     -----     -----             -------    -------     ----
  Total EBITDA, as Adjusted         7,943     7,397       546    7.3%      26,291     27,669   (1,378)   -5.0%

EBITDA, as Adjusted Margins:
Riviera Las Vegas                   16.2%     12.6%                         18.5%      18.5%
Riviera Black Hawk                  25.4%     27.1%                         26.7%      24.7%
Consolidated                        16.3%     14.5%                         18.1%      17.5%

 Net Income (Loss)               $(16,895)  $(2,500)                   $ (20,817)  $ (3,228)
Weighted average basic and
diluted shares outstanding          3,456     3,668                        3,448      3,618
 Basic and diluted earnings
(loss) per share                   (4.89)    (0.68)                        (6.04)     (0.89)

(1) Deferred compensation plan expenses were $300,000 lower in the third quarter of 2001 as the result of a one-time reduction associated with the price of the Company's stock.

(2) EBITDA, as adjusted consists of earnings before interest, income taxes, depreciation, amortization, loss on extinguishment of debt, and other, net. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles ("GAAP"), it is included in herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. Although EBITDA is not necessarily a measure of the Company's ability to fund its cash needs, management believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA margin is EBITDA as percent of net revenues. The Company's definition of EBITDA may not be comparable to other companies' definitions.




                Balance Sheet Summary
                     ($ in 000s)
                                                          Sep 30,          Dec 31,
                                                           2002             2001
                                                   -----------------------------------
  Cash and short term investments                          $27,418            $46,606
  Total current assets                                      36,610             55,470
  Property and equipment, net                              191,678            200,531
  Total assets (a)                                         246,206            267,818
  Total current liabilities                                 32,725             34,175
  Long-term debt, net of current portion                   217,438            217,288
  Total shareholders' (deficiency) equity (b)             (11,729)              8,964

  Notes:
  (a) Includes capitalized costs associated with the Missouri venture of $700,000 and the New Mexico venture of $1.3 million in 2002.
  (b) Shareholders' equity (deficiency) during 2002 includes the net loss for nine months of $20,817,000 and the issuance of restricted stock of $124,000 under compensation plans.







Riviera Holdings Corporation
Reconciliation of Income from Operations to
EBITDA
                                                 Three Months Ended Sep. 30,     Nine Months Ended Sep. 30,
                                                 ---------------------------     --------------------------
                   ($ in 000s)                        2002           2001             2002           2001
                                                      ----           ----             ----           ----
Operating Income                                     $3,510         $3,013           $12,908        $14,739
Depreciation                                          4,433         4,384            13,383         12,930
                                                      -----         -----            ------         ------
EBITDA                                               $7,943         $7,397           $26,291        $27,669
                                                     ======         ======           =======        =======



RIVIERA HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (000s,
except per share amounts)
                                            Three Months Ended September 30   Nine Months Ended September 30
                                            --------------------------------- --------------------------------
                                                     2002            2001               2002           2001
                                            --------------------------------- --------------------------------
  Casino                                            $26,806          $29,880           $81,732        $88,194
  Rooms                                              11,020            9,987            32,406         34,458
  Food and beverage                                   8,455            7,814            24,834         24,224
  Entertainment                                       4,698            5,483            13,278         17,246
  Other                                               2,031            2,211             6,281          7,138
                                            ------------------------------------------------------------------
       Total                                         53,010           55,375           158,531        171,260
                                            ------------------------------------------------------------------
   Less promotional allowances                        4,398            4,330            13,567         13,188
                                            ------------------------------------------------------------------
            Net revenues                             48,612           51,045           144,964        158,072
                                            ------------------------------------------------------------------
COSTS AND EXPENSES:
  Direct costs and expenses of operating departments:
    Casino                                           14,751           16,459            43,937         48,570
    Rooms                                             6,036            5,920            17,762         18,148
    Food and beverage                                 5,622            5,626            16,257         16,628
    Entertainment                                     3,280            3,924             8,954         12,311
    Other                                               709              812             2,130          2,420
  Other operating expenses:
  General and administrative                         10,271           10,907            29,633         32,326
  Depreciation and amortization                       4,433            4,384            13,383         12,930
                                            ------------------------------------------------------------------
            Total costs and expenses                 45,102           48,032           132,056        143,333
                                            ------------------------------------------------------------------
INCOME FROM OPERATIONS                                3,510            3,013            12,908         14,739
                                            ------------------------------------------------------------------
OTHER INCOME (EXPENSE):
  Interest expense                                  (6,883)          (6,649)          (19,975)       (20,180)
  Interest expense, net - Bonds held for
  retirement                                        (2,328)                            (2,692)
  Loss on extinguishment of debt                   (11,211)                           (11,211)
  Interest income                                       24              308               176          1,062
  Other, net                                            (7)               9               (23)           (23)
                                            ------------------------------------------------------------------
            Total other income (expense)           (20,405)          (6,332)          (33,725)       (19,141)
                                            ------------------------------------------------------------------
INCOME BEFORE PROVISION FOR TAXES                  (16,895)          (3,319)          (20,817)        (4,402)
                                            ------------------------------------------------------------------
PROVISION FOR INCOME TAXES (BENEFITS)                     0            (819)                 0        (1,174)
                                            ------------------------------------------------------------------
NET INCOME (LOSS)                              $   (16,895) $        (2,500)    $     (20,817)    $   (3,228)
                                            ==================================================================
EARNINGS PER SHARE DATA:
Weighted average common & common equivalent
shares                                              3,456             3,668             3,448          3,618
                                            ------------------------------------------------------------------
Diluted earnings per share                    $    (4.89)   $        (0.68)     $      (6.04)     $   (0.89)
                                            ==================================================================




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